Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Third Quarter)

Third Quarte 2003	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	4,568	25,119	13,759	10,967	6,533	60,946
COGS	(4,364)	(23,275)	(12,269)	(9,059)	(4,795)	(53,762)
Gross Income	204	1,844	1,490	1,908	1,738	7,184
Gross Margin	4.5%	7.3%	10.8%	17.4%	26.6%	11.8%
SG&A	(4)	(2,587)	(1,042)	(910)	(878)	(5,421)
% sales	0.1%	10.3%	7.6%	8.3%	13.4%	8.9%
Operating Income	200	(743)	448	998	860	1,763
Operating Margin	4.4%	-3.0%	3.3%	9.1%	13.2%	2.9%

EBITDA	200	779	943	1,525	1,013	4,460
Segment Contribution
% Revenues	7.5%	41.2%	22.6%	18.0%	10.7%	92.5%
% Operating Income	11.3%	-42.1%	25.4%	56.6%	48.8%	88.7%

Third Quarte 2004	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	6,337	36,932	24,064	11,560	6,411	85,304
COGS	(6,083)	(31,864)	(20,825)	(9,846)	(5,018)	(73,636)
Gross Income	254	5,068	3,239	1,714	1,393	11,668
Gross Margin	4.0%	13.7%	13.5%	14.8%	21.7%	13.7%
SG&A	(16)	(2,691)	(1,167)	(867)	(802)	(5,543)
% sales	0.3%	7.3%	4.8%	7.5%	12.5%	6.5%
Operating Income	238	2,377	2,072	847	591	6,125
Operating Margin	3.8%	6.4%	8.6%	7.3%	9.2%	7.2%

EBITDA	236	3,720	2,728	1,374	755	8,813
Segment Contribution
% Revenues	7.4%	43.3%	28.2%	13.6%	7.5%	92.6%
% Operating Income	3.9%	38.8%	33.8%	13.8%	9.6%	96.1%

2003 versus 2004
% change	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	38.7%	47.0%	74.9%	5.4%	-1.9%	40.0%
COGS	39.4%	36.9%	69.7%	8.7%	4.7%	37.0%
Gross Income	24.5%	174.8%	117.4%	-10.2%	-19.9%	62.4%
SG&A	300.0%	4.0%	12.0%	-4.7%	-8.7%	2.3%
Operating Income	N/A	N/A	362.5%	N/A	-31.3%	247.4%

EBITDA	18.0%	377.5%	189.3%	-9.9%	-25.5%	97.6%